FORM 4

      [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMBER: 3235-0287
EXPIRES: April 30,1997
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE: 0.5
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1. Name and Address of Reporting Person

JENSEN                        CHARLES                        T.
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(Last)                        (First)                     (Middle)

                    2201 SECOND STREET, SUITE 600
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                              (Street)

FORT MYERS                    FLORIDA                    33901
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(City)                        (State)                     (Zip)

   NEOMEDIA TECHNOLOGIES, INC. (NEOM)
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2. Issuer Name and Ticker or Trading Symbol

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3. IRS or Social Security Number or Reporting Person (Voluntary)

   03/98
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4. Statement for Month/Year

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5. If Amendment, Date of Original     (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director                           [ ] 10% Owner
   [X] Officer (give title below)         [ ] Other (specify below)

Vice President, Chief Financial Officer and Treasurer
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

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                                    6. OWNERSHIP     7. NATURE OF
                                                                            5. AMOUNT OF SECURITIES    FORM:            INDIRECT
1. TITLE OF   2. TRANSACTION     3. TRANSACTION 4. SECURITIES ACQUIRED (A)     BENEFICIALLY OWNED      DIRECT (D) OR    BENEFICIAL
   SECURITY      DATE               CODE           OR DISPOSED OF (D)          AT END OF MONTH         INDIRECT (I)     OWNERSHIP
   (INSTR. 3)    (MONTH/DAY/YEAR)   (INSTR. 8)     (INSTR. 3, 4, AND 5)        (INSTR. 3 AND 4)        (INSTR. 4)       (INSTR. 4)
----------------------------------------------------------------------------------------------------------------------------------
                                    Code  V       Amount  (A) or (D)  Price
                                    ---- ---      ------   -------- --------

     NONE

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. NUMBER OF DERIVATIVE
                                                                                                           SECURITIES ACQUIRED
1. TITLE OF DERIVATIVE   2. CONVERSION OR EXERCISE         3. TRANSACTION DATE     4. TRANSACTION          (A) OR DISPOSED OF (D)
   SECURITY (INSTR. 3)      PRICE OF DERIVATIVE SECURITY      (MONTH/ DAY/ YEAR)      CODE (INSTR. 8)      (INSTR. 3, 4, AND 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Code    V                (A)        (D)
                                                                                      ----   ---               ---      ------
Employee stock option
  to purchase                 $0.84

Employee stock option
  to purchase                 $7.31                         03/27/98                    A                    90,000


TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                          10. OWNERSHIP
                                                                                              FORM OF
                           7. TITLE AND                                                       DERIVATIVE           11. NATURE OF
                              AMOUNT OF         8. PRICE OF    9. NUMBER OF                   SECURITY:                INDIRECT
6. DATE EXERCISABLE           UNDERLYING           DERIVATIVE     DERIVATIVE SECURITIES       DIRECT (D) OR            BENEFICIAL
   AND EXPIRATION DATE        SECURITIES           SECURITY       BENEFICIALLY OWNED AT       INDIRECT (I)             OWNERSHIP
   (MONTH/DAY/YEAR)           (INSTR. 3 AND 4)     (INSTR. 5)     END OF MONTH (INSTR. 4)     (INSTR. 4)               (INSTR. 4)
-----------------------------------------------------------------------------------------------------------------------------------
                                        Amount
 Date           Expiration             or Number
 Exercisable    Date         Title     of Shares

                            Common
02/01/97       02/01/2006    Stock                     $0             90,386                       D

                            Common
(A)            03/27/2008    Stock      90,000         $0             90,000                       D




EXPLANATION OF RESPONSES:

(A) 18,000 shares are exercisable immediately, and the remaining 72,000 are exercisable at various dates thereafter.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ CHARLES T. JENSEN                             04/03/98
-----------------------------------------     -----------------
** Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                     FORM 4
                              (Continuation Sheet)

Item 1.   Name:

Item 2.   Issuer:

Item 3.   Social Security Number:

Item 4.   Statement of Month of:
-------------------------------------------------------------------------------
Explanation of Responses:

Table 1:



Table 2:






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